Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our reports dated February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations, as discussed in Notes 1 and 3) relating to the combined and consolidated financial statements and the financial statement schedule of MGM Growth Properties LLC and subsidiaries, and the effectiveness of MGM Growth Properties LLC and subsidiaries’ internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

November 22, 2019